Confidential Treatment – Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 10.1

MANUFACTURE AND SUPPLY AGREEMENT

THIS MANUFACTURE AND SUPPLY AGREEMENT is entered into this 30th day of November 2009, by and between Reliable Biopharmaceutical Corporation, a corporation organized under the laws of the State of Missouri, with its principal offices located at 1945 Walton Road, St. Louis, Missouri 63114 ("RELIABLE") and Neoprobe Corporation, a corporation organized under the laws of the State of Delaware, with offices located at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1367 ("NEOPROBE").

WITNESSETH

WHEREAS, NEOPROBE desires to engage RELIABLE to manufacture and supply NEOPROBE with such requirements of the Active Pharmaceutical Ingredient (as defined below) as needed and ordered by NEOPROBE in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, RELIABLE is willing to manufacture and supply to NEOPROBE such requirements of Active Pharmaceutical Ingredient as needed and ordered by NEOPROBE in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:

1.           DEFINITIONS

In addition to the terms defined elsewhere herein, the following words and phrases shall, for purposes of this Agreement, have the following meanings (with any term or phrase referred to below, or defined elsewhere in this Agreement, in the singular to include the plural and vice versa as the context requires):

1.1         "Active Pharmaceutical Ingredient" or "API" shall mean bulk, unformulated Lymphoseek Ligand.

1.2         "Affiliate" shall mean, with respect to a Party, any Person that is controlled by, controls, or is under common control with such Party.  For this purpose, "control" of a corporation or other business entity shall mean: (i) the direct or indirect beneficial ownership of more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity; or (ii) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.3         "Agreement" shall mean this manufacture and supply agreement together with the recitals and all exhibits annexed hereto.

1.4         "Approval" shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the marketing of Finished Products in the relevant country in the Territory.

1.5         "Calendar Quarter" shall mean a period of three (3) consecutive months ending at midnight, Eastern Time on the last day of March, June, September, or December, respectively.

1.6         "cGMP" shall mean current Good Manufacturing Practice as established by the FDA and all other applicable laws and regulations, including all applicable U.S., federal, state, foreign, and local environmental, health and safety law and regulations in effect at the time and place of Manufacture of the API.

1.7         "Commercial Contract Year" shall mean a year of 365 days (or 366 days in a leap year) beginning on the date the first Approval is received and ending one (1) year thereafter and so on year-by-year.  "Commercial Contract Year One" shall mean the first such year; " Commercial Contract Year Two" shall mean the second such year, and so on, year-by-year.

1.8         "DMF(s)" shall mean the drug master file(s) covering the analysis and manufacture of the API, comprising any and all technical information in the possession of RELIABLE (or an Affiliate thereof), including, without limitation, analytical methods, stability and pharmaceutical data, impurities, and manufacturing processes with respect to the API.

1.9         "Effective Date" shall mean the date first set forth above.

1.10       “Emergency Supply Conditions” or “ESC” shall mean conditions under which (a) RELIABLE is unable to fill any Purchase Order placed by NEOPROBE in accordance with Article 3, or (b) inventory of the API held by RELIABLE falls below the required quantity of safety stock then in effect, in either case as a result of either (i) Force Majeure, or (ii) any reason related to RELIABLE’s inability to supply the Product.

1.11       Finished Products" or "Finished Product" shall mean such human pharmaceutical products containing API for which NEOPROBE may receive Approval from a Regulatory Authority.

1.12       "FDA" shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor governmental entity.

1.13       "FFDCA" shall mean the Federal Food, Drug and Cosmetic Act of 1934, as amended from time to time, and the regulations promulgated pursuant thereto, or any successor statute adopted to replace such act.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.14       "Indemnitee " shall have the meaning assigned to such term in Section 11.3.

1.15       "Manufacture" and "Manufacturing" and other forms of such word or phrase shall refer to the manufacturing, handling, packaging, storage and/or disposal of the API and the raw materials and components used in connection therewith.

1.16       "NDA" means a New Drug Application filed in the U.S. with the FDA pursuant to its rules and regulations as more fully defined in Title 21 of the U.S. Code of Federal Regulations, Section 314.50, et. seq, and any equivalent application filed with any Regulatory Authority with respect to any other country in the Territory.

1.17       "Party" or "Parties" shall mean RELIABLE or NEOPROBE, and, when used in the plural, shall mean RELIABLE and NEOPROBE

1.18       "Person" shall mean any individual, partnership, association, corporation, or other business entity.

1.19       "Regulatory Authority" shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Approval in the relevant country of the Territory, and any successor(s) thereto.

1.20       "Specifications" shall mean the specifications set forth in Exhibit  A annexed hereto and made a part hereof, as same may be modified, in writing, from time to time, by the Parties.

1.21       "Territory" shall mean worldwide.

2.           TERM

This Agreement shall become effective as of the Effective Date and shall remain in full force and effect, unless earlier terminated pursuant to one of the provisions of Section 12 hereof, for a period ending upon the expiration of ten (10) Commercial Contract Years (the "Initial Term").  NEOPROBE shall notify RELIABLE in writing promptly upon receipt of Approval from the FDA.  Following expiration of the Initial Term, this Agreement shall be renewable by NEOPROBE, upon the same terms and conditions, for successive three (3) year periods (a "Renewal Term") upon written notice to RELIABLE delivered at any time prior to the expiration of the Initial Term or any Renewal Term then in effect, and RELIABLE’S written acceptance of the notice.  For purposes of this Agreement "Term" shall refer collectively to the Initial Term and any Renewal Terms, unless the context otherwise requires.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.           SUPPLY.

3.1         Supply of API.  Subject to the terms and conditions of this Agreement, and provided that NEOPROBE is not in material breach of its obligations hereunder, RELIABLE shall supply on an exclusive basis quantities of API ordered by NEOPROBE from time to time during the Term for use in the Finished Product for the Territory.  During the Term of this Agreement and subject to the terms contained herein, NEOPROBE shall purchase the API exclusively from RELIABLE, except as otherwise set forth herein,  The Parties recognize and acknowledge that NEOPROBE's business may be dependent on the supply of API to NEOPROBE by RELIABLE as specified hereunder.

3.2         Forecasts and Orders.

3.2.1     Commercial Supply.

(a)           NEOPROBE agrees to either: (i) pay RELIABLE a capacity reservation fee of $[*] per year if no purchases of API are planned during a Commercial Contract Year covered by the Term of this Agreement, beginning in calendar year 2011; or (ii) continue to purchase [*]% of its commercial requirements of API for use in the Finished Product in the Territory from RELIABLE (provided that RELIABLE is not in material breach of its obligations hereunder) during a Commercial Contract Year.  In the event that NEOPROBE submits Commercial Orders (as defined in paragraph (c) below) for API with respect to any Commercial Contract Year for less than $[*], as set forth above, (and RELIABLE is not in material breach of its obligations hereunder), NEOPROBE will pay to RELIABLE the difference between: (a) the aggregate amounts actually paid by NEOPROBE to RELIABLE during such Commercial Contract Year; and (b)  $[*].  Such payment will be made by NEOPROBE to RELIABLE within thirty (30) days after the end of such Commercial Contract Year.

(b)           After product launch, NEOPROBE shall submit, in writing, to RELIABLE a good faith, initial forecast of the quantities of API estimated to be required on a Calendar Quarter basis during the following twelve (12) month period, which forecast shall be for be for planning purposes only; and

(c)           thereafter, no later than fifteen (15) days prior to the first day of each Calendar Quarter ("Q1"), NEOPROBE will provide RELIABLE with a good faith, rolling twelve (12) month forecast of its requirements for API in the Territory.  The forecast for Q1 shall be binding on RELIABLE and NEOPROBE and shall constitute a firm purchase order ("Commercial Order") for such quantities of API which NEOPROBE shall be committed to purchase during such Q1 period.  The information for the remaining Calendar Quarters shall be for planning purposes only.  Each Commercial Order shall be made pursuant to purchase orders which are in a form mutually acceptable to the Parties in accordance with Section 3.2.4 and shall specify the quantity of API ordered, the destination to which the API is to be delivered and the time and manner of delivery (including the carrier to be used) in accordance with Section 4.3 and elsewhere in this Agreement.  Subject to Section 5.2, NEOPROBE shall purchase [*]% of its commercial requirements of API for use in the Finished Product in the Territory from RELIABLE provided that RELIABLE is not in material breach of its obligations hereunder.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.2.2     Additional Orders.  RELIABLE shall supply NEOPROBE with: (a) the quantities set forth on each such Commercial Order; and (b) such additional amounts that NEOPROBE may order in excess of its forecasted amounts constituting Commercial Orders hereunder, provided, that RELIABLE shall have confirmed and accepted such additional orders within thirty (30) days of RELIABLE's receipt of any such additional purchase order.  RELIABLE agrees to use commercially reasonable best efforts to supply the quantities of API set forth in any such additional orders, but in no event will RELIABLE be required to accept any changed order in excess of [*]% of the amount of the original Purchase Order.

3.2.3     Reserved Capacity; Inventory.  RELIABLE covenants to maintain: (a) capacity to manufacture on an annualized basis [*]% of the forecasted requirements of API set forth in any twelve month forecast submitted by NEOPROBE in accordance with this Agreement; and (b) as a safeguard against any potential short-term interruption in its manufacturing operations, reasonable safety stock of API in an amount of not less than three (3) months' average of NEOPROBE's forecasted requirements of API. RELIABLE will have the right to reduce the safety stock, to adequate levels based on the percentage difference between the forecasted quantity and actual orders.

3.2.4     Emergency Supply Conditions.  Upon the occurrence of Emergency Supply Conditions, RELIABLE shall give prompt written notice to NEOPROBE (the “ESC Notice”) and such notice shall set forth the date on which the Emergency Supply Conditions began (the “ESC Date”).  Promptly after the issuance of such ESC Notice, RELIABLE agrees to meet with NEOPROBE as reasonably requested by NEOPROBE to discuss options to resolve the Emergency Supply Conditions and to minimize the impact of such Emergency Supply Condition to NEOPROBE.  In any case, RELIABLE shall cooperate with NEOPROBE in taking all actions that the NEOPROBE deems reasonably necessary in order to remedy such Emergency Supply Condition, which may include any or all of the following in the order of sequence below:

(a)           RELIABLE shall provide assurances acceptable to NEOPROBE, such acceptance not to be unreasonably withheld or delayed, that, within a period of ninety (90) days from the ESC Date, RELIABLE will be able to rectify the supply condition and return safety stock to the level required under this Agreement;

(b)           The cancellation by NEOPROBE, without penalty, of all or any of the current Purchase Orders affected by such Emergency Supply Condition and obtain its requirements of Product or replacement product elsewhere during the expected period of the Emergency Supply Conditions;

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)           If the supply condition rectification proposed above is not acceptable or does not work, RELIABLE shall provide a Technical Transfer (as defined in Section 3.2.5 below) to a third-party manufacturer identified by NEOPROBE in order to supply such quantity of Product to NEOPROBE as RELIABLE is unable to supply.   RELIABLE’s provision of an ESC Notice shall not be interpreted in any manner to relieve RELIABLE of its obligations under this Agreement, nor shall it prevent NEOPROBE from pursuing any and all rights and remedies NEOPROBE may have based on RELIABLE’s failure to deliver the Products in accordance with the terms of this Agreement.

3.2.5      Third-Party Manufacturer (TPM) and Technical Transfer

(a)           If NEOPROBE elects to appoint a TPM to supply the Product after receipt of an ESC notice, NEOPROBE shall so notify RELIABLE within ninety (90) days of its receipt of the ESC Notice from RELIABLE.  Within thirty (30) days after NEOPROBE identifies the TPM to RELIABLE, RELIABLE shall initiate a RELIABLE Technical Transfer to the TPM.  [*].  In addition, RELIABLE shall reasonably assist the TPM in the transfer and the start-up of manufacturing operations for the Product and shall make the necessary plans, formulations and manufacturing processes and procedures available to the TPM.  Further, RELIABLE shall grant the TPM access to its regulatory files and shall supply such other technical or regulatory assistance as is reasonably requested by the TPM with respect to the RELIABLE Intellectual Property.  RELIABLE shall have the right to require that the TPM agree to confidentiality obligations with respect to the Technical Transfer that are no less restrictive than those contained herein.

(b)           RELIABLE acknowledges and agrees that NEOPROBE shall be entitled to all of the rights and protections set forth in Section 365(n) of Title 11 of the United States Code with respect to the RELIABLE Transfer License, any sublicense in the Third Party Rights and all other related rights as provided herein.

3.2.6      Form of Purchase Order.  NEOPROBE's Commercial Orders shall be made pursuant to a written purchase order which shall provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by RELIABLE and NEOPROBE.  The terms and conditions of this Agreement shall apply to all purchase orders issued hereunder, and, if any terms or conditions contained in such purchase orders shall conflict with any terms and conditions contained herein, the terms of this Agreement shall control.  No additional terms or conditions set forth in any such purchase order (other than the quantities and delivery dates set forth therein and conforming to the provisions of this Agreement) shall be binding upon RELIABLE, unless agreed to in writing by RELIABLE.  Any additional or inconsistent terms or conditions of any purchase order, acknowledgment or similar standardized form given or received pursuant to this Agreement shall have no force and effect and such terms and conditions are hereby expressly excluded.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.3         Payment for Registration/Filing Outside the United States.  NEOPROBE shall have the option to expand sales of the Finished Product outside the United States to include such country, or countries, as it may, in its sole discretion, determine.  Such option may be exercised by NEOPROBE at any time upon written notice to RELIABLE; provided, however that NEOPROBE and RELIABLE negotiate in good faith to reach agreement on the terms and conditions under which RELIABLE shall provide services in support of NEOPROBE's regulatory obligations in such country, or countries), including, without limitation, all filings with Regulatory Authorities in such country, or countries.  However, for the purposes of this section, RELIABLE agrees that any regulatory/registration support associated with a filing in the European Union (EU) will be provided by RELIABLE at no cost to NEOPROBE.

4.           PRICE; PAYMENTS; DELIVERY

4.1         Price. The price payable to RELIABLE hereunder for Commercial Orders of API shall be calculated as set forth on Exhibit B, "Price Structure for Commercial Orders".

4.2         Payments.  NEOPROBE shall pay all undisputed invoices net within thirty (30) days of the receipt of the invoice by: (i) bank wire transfer; (ii) automated clearinghouse (electronic funds transfer); or (iii) such other means as the Parties may otherwise agree; in United States Dollars to such bank account as RELIABLE may from time to time designate. In the event that NEOPROBE is delinquent in payment of any undisputed invoices hereunder beyond the terms set forth in this Section 4.2, RELIABLE, in its discretion, may suspend further shipments of API.  Undisputed amounts not paid when due shall accrue interest payable at the rate of one percent (1.0%) per month, not to exceed the maximum rate of interest permitted by law.  Any such interest charges shall be due and payable on demand.

4.3         Delivery; Risk of Loss. All API shall be packaged and labeled as instructed by NEOPROBE, and shall be accompanied by appropriate certificates of analysis.  All API shall be appropriately labeled with a traceable batch number and date of manufacture.  RELIABLE shall ship each shipment, FCA RELIABLE's facilities in St. Louis, Missouri, to NEOPROBE’s designee’s facility ( Incoterms 2000), or such other designees’ location specified in the purchase order for the applicable Commercial Order, as instructed by NEOPROBE.  Any special packing expenses shall be borne by RELIABLE.  Delivery of all API sold by RELIABLE to NEOPROBE hereunder shall be made, and title thereto and risk of loss thereof shall pass, to NEOPROBE upon transfer of the API into the possession of NEOPROBE's freight carrier.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

5.           ACCEPTANCE AND REJECTION

5.1         Notification of Defects.  All API shall be received subject to NEOPROBE's, or its designee's, inspection and may be rejected by NEOPROBE, or such designee, if any such API does not conform to the Specifications or otherwise fails to be delivered in the condition warranted as set forth in Section 10.1.  NEOPROBE, or its designee: (i) shall notify RELIABLE in writing within thirty (30) days after delivery to NEOPROBE, or its designee, of any shipment of API containing obvious physical damage, obvious packaging defects or quantity discrepancies that are evident upon visual inspection of the packaged API without affecting the integrity of the API's packaging; and (ii) will notify RELIABLE of nonconformity within thirty (30) days from its discovery within sixty (60) days after delivery to NEOPROBE or its designees of any latent defects, or NEOPROBE's rights as to such obvious or latent nonconformance shall be waived.  At RELIABLE's request, NEOPROBE, or its designee, shall promptly supply either samples of the API that are allegedly defective or a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by NEOPROBE, or its designee, on the allegedly nonconforming API, together with the methods and procedures used.  RELIABLE shall notify NEOPROBE as promptly and as reasonably possible, but in any event within thirty (30) business days after receipt of such notice of rejection, whether it accepts NEOPROBE's assertions of nonconformity.

5.1.1      Dispute Resolution.  If there is a disagreement between the Parties as to whether any API conforms to the Specifications, then samples and/or batch records, as appropriate, from the batch that is in dispute promptly will be submitted for testing and evaluation to an independent testing laboratory as shall be agreed to in writing by both Parties.  The determination of such independent testing laboratory shall be binding upon the Parties.   If it is determined that the nonconformity is due to damage to API: (a) caused by NEOPROBE or its agents; or (b) which occurs subsequent to delivery of such API to NEOPROBE or its designee, RELIABLE shall have no liability to NEOPROBE with respect to such nonconformity and the cost of any testing and evaluation by such testing laboratory shall be borne by NEOPROBE.  If the nonconformity is caused by RELIABLE, then RELIABLE shall terminate the invoice issued for such shipment of nonconforming API, or if payment therefore has previously been made by NEOPROBE, at NEOPROBE's sole option, either refund to NEOPROBE the amount of such invoice, or credit the amount of such payment against any other amounts then due to RELIABLE.

5.1.2      Replacement.  Notwithstanding the preceding, if any API is determined to be damaged or defective, upon NEOPROBE's request, RELIABLE shall promptly deliver, or cause to be delivered, to NEOPROBE, or its designee, conforming API in the same quantity as the rejected API, on a date to be reasonably agreed upon by both parties after the date of such request.

5.2         Notification.  RELIABLE shall notify NEOPROBE immediately in the event it discovers facts or circumstances, which could: (i) adversely affect the API's conformance to the Specifications; or (ii) RELIABLE’s ability to meet shipping dates or quantity requirements.

5.3         Returns.   RELIABLE shall, at its sole cost and expense, accept for return and replacement any non-conforming API manufactured and supplied to NEOPROBE under this Agreement for which notice has been given pursuant to Section 5.1; provided, that, NEOPROBE obtains prior shipping authorization from RELIABLE, which shall be issued promptly, and in no case more than thirty (30) days.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

6.           MANUFACTURE OF API

6.1         cGMP Manufacture.  The API shall be manufactured in accordance with cGMP promulgated by the FDA, the Specifications and pursuant to the DMF and/or the procedures filed with the FDA via an NDA.  RELIABLE shall promptly advise NEOPROBE of any process changes proposed by RELIABLE for the manufacture of the API.  RELIABLE shall pay all regulatory costs involved in the implementation of such process change; provided, however that no changes shall be made to any manufacturing process which would cause the API to fail to comply with NEOPROBE’s Approval (including, without limitation, any requirements of the NDA).  Concerning pre-approval changes required for regulatory approval, RELIABLE shall provide regulatory support to NEOPROBE in connection with all submissions, reports and filings required by any Regulatory Authority in the Territory; except with respect to any country or countries outside the United States to which NEOPROBE has elected to expand sales of the Finished Product as provided in Section 3.3. The cost of support that RELIABLE provides for any pre-approval changes shall be borne by NEOPROBE.

6.2         Testing.  For quality control, RELIABLE shall conduct in-process and final controls in accordance with test procedures agreed to by the Parties (the "Testing Methods").  RELIABLE shall be responsible for the validation of all Manufacturing processes and processing systems and shall establish programs for change control for the validated Manufacturing process(es), systems, and computer systems.

6.3         Records Retention; Samples.  RELIABLE shall store for each shipment of API Manufactured by RELIABLE hereunder complete and accurate records pertaining to the Manufacture and testing of the API, validation /stability/ developmental data and all other Manufacturing documentation required by applicable law, regulatory requirements and cGMP, as well as retain samples of such API for two (2) years beyond expiration of the API or such longer period as the Parties may agree.  RELIABLE shall provide quality control examination of the retained sample representing the beginning, middle and end of the packaging operation prior to release to assure the API’s packaging is in accordance with the Specifications.  RELIABLE shall also be responsible for storing and maintaining retention samples of each batch of raw material utilized in the manufacture of API in accordance with all regulatory requirements and cGMP.

6.4         Complaints.  RELIABLE shall be responsible for the investigation of any complaints regarding the API arising from the Manufacturing process following notification from NEOPROBE.

6.5         Annual Reviews.  RELIABLE will provide NEOPROBE with annual product reviews which will include complaint and stability analysis.  Such reviews shall be available at time of audits or upon request.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.           FDA INSPECTIONS AND COMMUNICATIONS

RELIABLE shall promptly notify NEOPROBE of any FDA notices of violation or deficiency letters relating to the API or any facility in which the API is produced, to the extent that a deficiency letter relating to such facility relates to the Manufacture of the API.  Each Party shall promptly deliver to the other Party all reports, data information and correspondence received by it from the FDA or any state or local authority with respect to the API (or Finished Product if the report, data and/or correspondence relate to the API) and any cGMP issues relating thereto and any written response information, data or correspondence delivered by such Party to the FDA at any state or local authority with respect to the API and shall cooperate to the extent reasonably requested by such other Party in its response to the FDA or such other state or local authority.

8.           COMPLAINT HANDLING; ADVERSE DRUG REACTION REPORTS; RECALLS

8.1         Complaint Handling.    Except as otherwise provided below in Section 8.2, in the event that RELIABLE or NEOPROBE receives any complaint, claims or adverse reaction reports regarding API, including notices from the FDA regarding any alleged regulatory non-compliance of the Finished Product, each Party shall, within five (5) business days, provide the other with all information contained in the complaint, report, or notice and such additional information regarding the API as may be reasonably requested, NEOPROBE and RELIABLE shall each comply, at a minimum, with FDA and cGMP requirements for complaint handling.

8.2         Adverse Drug Reaction Reports. If either Party becomes aware that the API contains a defect which could or did cause death or injury, such Party shall immediately by FAX and telephone provide the other with a complete (where required by law) description of all relevant details known to such Party concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to the FDA.  NEOPROBE will be responsible for preparing adverse drug reaction reports, administering adverse drug reaction files relating to the API purchased hereunder and filing all such reports with FDA, at its sole expense.

8.3         Recall.  If NEOPROBE recalls, detains or retains any Finished Product (voluntarily or by order of a Regulatory Authority), RELIABLE agrees to reasonably cooperate in such actions, at NEOPROBE's sole expense; except if the recall, detention or retention action for the Finished Product is due to any negligence, recklessness or willful intentional acts or omissions or a breach of any representation or covenant or breach of warranty by RELIABLE or its Affiliates, then and in such event, RELIABLE shall bear all reasonable direct, documented costs associated with said action and shall bear the actual cost of conducting such action or withdrawal, including costs imposed by the applicable Regulatory Authority(ies) such as costs for detention and inspection, in accordance with the recall guidelines of the applicable Regulatory Authority(ies) or standard U.S. pharmaceutical industry practices.  However, the aggregate liability of RELIABLE under the preceding sentence will not exceed the amount paid by NEOPROBE to RELIABLE for the purchase order under which the API in question was bought by NEOPROBE.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.           ACCESS TO FACILITIES

9.1         Site Inspection.  Upon reasonable notice and subject to the confidentiality provisions of Article 14 below, NEOPROBE shall have the right, exercisable upon prior written notice on an annual basis, or more frequently as may reasonably be requested, during normal business hours, with a maximum of two (2) persons, to inspect those areas of the facilities where API is manufactured for NEOPROBE (or its Affiliates) and to review RELIABLE's compliance with the Specifications, applicable environmental, health and safety regulations, cGMP and good laboratory practices, and to evaluate RELIABLE's capability for responding effectively to any spills or releases of hazardous materials utilized or produced by RELIABLE in the Manufacture of the API.

9.2         Licenses and Permits.  At any time during the Term, RELIABLE shall permit NEOPROBE's representatives to review RELIABLE's licenses and permits relating to the Manufacture of API.

10.         REPRESENTATIONS AND WARRANTIES

10.1       Warranties by RELIABLE.  RELIABLE warrants to NEOPROBE that the API manufactured by or for RELIABLE and sold to NEOPROBE under this Agreement shall:

10.1.1    Conform to the Specifications and shall be manufactured in a FDA approved facility in accordance with the DMF on file for the API and in accordance with cGMP;

10.1.2    Not be adulterated or misbranded within the meaning of the FFDCA, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FFDCA, as such are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of Section 505 of the FFDCA, be introduced into interstate commerce;

10.1.3    Be fit for its particular purpose in the manufacture of the Finished Product; and RELIABLE further warrants that RELIABLE is not knowingly infringing on any patent held by third parties, nor knowingly using any trade secrets in an unauthorized manner, relating to the manufacture of the API;

10.1.4    Be materially in compliance with all applicable U.S., state, and local laws and regulations governing RELIABLE’s manufacture of the API, including cGMP, as applied to bulk pharmaceutical chemicals regulated by the FDA, as well as all applicable RELIABLE standard operating procedures during the Term of this Agreement.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.2       Warranty by NEOPROBE.   NEOPROBE represents and warrants to RELIABLE that NEOPROBE has the legal right and authority to have the API made for it by RELIABLE as provided herein , except that this warranty does not extend to materials, methods or processes selected by RELIABLE (and not specified by NEOPROBE) for Manufacturing of the API.

11.         INDEMNIFICATION

11.1       Indemnification by NEOPROBE.  NEOPROBE agrees to indemnify, defend and hold RELIABLE, its Affiliates, and their respective agents, directors, officers, and employees harmless against any and all liability, loss, damage, cost, or expense resulting from any third party claim or suit brought against RELIABLE to the extent such: (i) is caused by gross negligence, recklessness or willful misconduct in the Manufacturing, marketing, distribution, sale or use of the Finished Product by, or on behalf of NEOPROBE, except to the extent such is caused by gross negligence, recklessness or willful misconduct in the Manufacture of the API by, or on behalf of, RELIABLE; (ii) is caused by NEOPROBE's breach of the warranty set forth in Section 10.2 hereof or breach of any material obligation of NEOPROBE or its relevant Affiliates contained in this Agreement; (iii) arises out of a claim of infringement of any patent or the unauthorized use of a trade secret resulting from the Manufacture, marketing, distribution, sale or use of the Finished Product by, or on behalf of, NEOPROBE, except to the extent such infringement action is based on the materials, methods or processes selected by RELIABLE (and not specified by NEOPROBE) for Manufacturing the API; or (iv) arises out of or results from any: (a) warranty claims, (b) product recalls, or (c) tort claims of personal injury (including death) or property damage relating to or arising out of the Manufacturing, marketing, distribution, sale or use of the Finished Product, except to the extent such is caused by gross negligence, recklessness or willful misconduct in the Manufacture of the API by, or on behalf of, RELIABLE.  Nothing in the foregoing sentence however limits the liability of RELIABLE under Section 8.3 with respect to recalls, detentions or retentions.

11.2       Indemnification by RELIABLE.  RELIABLE agrees to indemnify, defend and hold NEOPROBE, its Affiliates, and their respective agents, directors, officers, and employees harmless against any and all liability, loss, damage, cost, or expense resulting from any third party claim or suit brought against NEOPROBE to the extent such: (i) is caused by gross negligence, recklessness or willful misconduct in the Manufacture of the API by, or on behalf of, RELIABLE; (ii) is caused by RELIABLE's breach of any of the warranties set forth in Section 10.1 hereof or breach of any material obligation of RELIABLE or its relevant Affiliates contained in this Agreement; (iii) arises out of a claim of infringement of any patent or the unauthorized use of a trade secret resulting from the materials, methods or processes selected by RELIABLE (and not specified by NEOPROBE) for Manufacturing the API; or (iv) arises out of or results from any: (a) warranty claims, (b) product recalls, or (c) tort claims of personal injury (including death) or property damage relating to or arising out of gross negligence, recklessness or willful misconduct in the Manufacture of the API by, or on behalf of, RELIABLE.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.3       Procedure. In the event that any person entitled to indemnification under Section 11.1 or Section 11.2 (an "Indemnitee") is seeking such indemnification, such Indemnitee shall: (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim; (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or another Party); (iii) cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim; and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s). Notwithstanding the preceding, nothing herein shall be construed as prohibiting an Indemnitee from participating in the defense of such claim or suit at its own expense.

11.4       RELIABLE Limitation of Liability.  THE REPRESENTATIONS AND WARRANTIES OF RELIABLE SET FORTH IN SECTION 10.1 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PURPOSE.  FURTHERMORE, EXCEPT WITH RESPECT TO RELIABLE’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11.2, AND THE OBLIGATIONS OF CONFIDENTIALITY SET FORTH IN SECTION 14, RELIABLE SHALL NOT BE LIABLE, AND RELIABLE HEREBY EXPRESSLY DISCLAIMS, ANY LIABILITY FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT, THE BREACH OF ANY REPRESENTATION OR WARRANTY, OR ANY OTHER THEORY, WHETHER SOUNDING IN TORT OR IN CONTRACT.

11.5       NEOPROBE Limitation of Liability. THE REPRESENTATION AND WARRANTY OF NEOPROBE SET FORTH IN SECTION 10.2 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PURPOSE.  FURTHERMORE, EXCEPT WITH RESPECT TO NEOPROBE’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11.1, AND THE OBLIGATIONS OF CONFIDENTIALITY SET FORTH IN SECTION 14, NEOPROBE SHALL NOT BE LIABLE, AND NEOPROBE HEREBY EXPRESSLY DISCLAIMS, ANY LIABILITY FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT, THE BREACH OF ANY REPRESENTATION OR WARRANTY, OR ANY OTHER THEORY, WHETHER SOUNDING IN TORT OR IN CONTRACT.

12.         TERMINATION

12.1       Termination.  This Agreement shall terminate upon the occurrence of any of the following events or conditions which termination shall automatically occur where termination by a specified Party is not indicated and shall occur by action of the specified Party where so indicated:

12.1.1    The expiration of the Initial Term or any Renewal Term as set forth in Section 2;

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

12.1.2    The material breach by either Party of any provision of this Agreement which is not cured within thirty (30) days from the date of written notice delivered to the defaulting Party in the case of a payment default, and within sixty (60) days from the date of such notice in all other cases; provided, however, that only the non-breaching Party can terminate this Agreement pursuant to this Section 12.1.2;

12.1.3    The mutual written agreement of the Parties to this Agreement;

12.1.4    By the non-affected Party upon the continuation of any Force Majeure Event under Section 13 for a continuous period of six (6) months or longer; or

12.2       Effect of Termination.

12.2.1    Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve any Party from obligations that are expressly indicated to survive termination of this Agreement.

12.2.2    All of the Parties' rights and obligations under, and/or the provisions contained in, Sections 3.1, 5, 6, 8, 10, 11, 12.2, 14, 15.2, 15.5, 15.11, 15.12 and 15.14 shall survive expiration, termination or relinquishment of this Agreement.

13.         FORCE MAJEURE

Except for the obligation of any Party to make payments to the other Party pursuant to this Agreement (which shall not be deferred or extended for any reason), neither Party to this Agreement shall be responsible to the other Party for any failure to perform or delay in performing if such failure or delay is due to any strike, riot, civil commotion, sabotage, embargo, war or act of God or other cause beyond its reasonable control (a "Force Majeure Event"); provided, that in any case of a failure of a supplier to RELIABLE, such event shall not be deemed a Force Majeure Event hereunder if RELIABLE’s maintenance of a reasonable safety stock of raw materials would have prevented the occurrence of such event.  The Party suffering the occurrence of the Force Majeure Event shall immediately notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the Force Majeure Event; provided, that the Party suffering such Force Majeure Event uses commercially reasonable efforts to mitigate; and further provided, that, in the event of any Force Majeure Event affecting RELIABLE, the purchase requirements set forth in Section 3.2.1 shall be waived for the Commercial Contract Year in which such Force Majeure Event occurs and continues to occur.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.           CONFIDENTIALITY.

14.1       Confidential Information.  In carrying out the terms of this Agreement it may be necessary that one Party disclose to the other certain information, which is considered by the disclosing Party to be proprietary and of a confidential nature.  As used herein "Confidential Information" shall mean any and all information, know-how and data, technical or non-technical concerning any Finished Product or Active Pharmaceutical Ingredient, the manufacture, marketing and sale of which is disclosed under this Agreement as set forth below and which NEOPROBE or RELIABLE, as the case may be, considers to be and treats as proprietary and/or confidential.  Confidential Information shall include, but shall not be limited to plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any Finished Product or Active Pharmaceutical Ingredient or its Manufacture, marketing or sale.

14.2       Non-Use; Non-Disclosure.  The receiving Party shall not use the disclosing Party's Confidential Information for any purpose other than for purposes of performing its obligations under this Agreement and shall divulge the information only to those of its employees and consultants who have a need to know it as a part of the receiving Party's obligations hereunder; provided that, said employees and consultants shall be subject to confidentiality agreements containing provisions of the same character and scope as this Section 14.  The receiving Party shall not disclose the disclosing Party's Confidential Information to any third party without the express prior written consent of the disclosing Party.

14.3       Termination; Exceptions.  The obligations of confidentiality as provided herein shall terminate five (5) years from the expiration or termination of this Agreement and shall impose no obligation upon the receiving Party with respect to any portion of the received information which: (i) was known to or in the possession of the receiving Party prior to the disclosure hereunder, and not through a prior disclosure subject to confidential treatment by the disclosing Party, as documented by business records; or (ii) is or becomes publicly known through no fault attributable to the receiving Party; or (iii) is provided to the receiving Party from a source independent of the disclosing Party without breach of a confidential or fiduciary relationship with the disclosing Party concerning the information; or (iv) is developed by the receiving Party independently of any disclosure from the disclosing Party and such independent development can be demonstrated by competent written proof of the receiving Party; or (v) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to the disclosure of such information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

14.4       Duties Upon Expiration or Termination.  Upon expiration or earlier termination of this Agreement, the receiving Party shall, as the disclosing Party may direct in writing, either destroy or return to the disclosing Party all its Confidential Information disclosed to the receiving Part hereunder, together with all copies thereof, provided, however, the receiving Party may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.           GENERAL PROVISIONS

15.1       Successors and Assigns.  The terms and provisions hereof shall inure to the benefit of, and be binding upon RELIABLE, NEOPROBE and their respective successors and permitted assigns.  Neither Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that: (i) assignments to an Affiliate of a Party may be made upon written notice thereof to the other Party, accompanied by an undertaking, in form satisfactory to the other Party, that such assigning Party shall not be released of any obligations and remain primarily liable; and (ii) either Party may assign this Agreement without the prior written consent of the other Party, to a third party that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise).  Any attempt to assign this Agreement in violation of the provisions set forth herein shall be deemed a default by the assigning Party under this Agreement and null and void.  This Agreement shall be binding upon and inure to the benefit of any permitted assign.

15.2       Notices.  Any notice, request, instruction or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other Party's address shown below (or any other address as either Party may indicate by notice in writing to the other pursuant to this Section 15.2, from time to time) by: (i) hand delivery, or (ii) prepaid registered or certified mail, return receipt requested, or (iii) facsimile transmission (receipt verified), or (iv) via nationally recognized overnight courier, as follows:

If to RELIABLE:	Reliable Biopharmaceutical Corporation
1945 Walton Road
St. Louis, MO 63114
Attention: President
Fax Number: (314) 429-0937
Phone Number: (314) 429-7700

If to NEOPROBE:	Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017
Attention: President
Fax Number: (614) 793-7520
Phone Number: (614) 793-7500

If hand delivered or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by registered or certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. postal service.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.3       Publicity.  Except to the extent required by law or deemed appropriate by legal counsel to comply with securities laws, including the furnishing of a press release and the filing of such documents and information with the Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, neither Party to this Agreement shall publish, disclose or otherwise announce the existence of this Agreement or the terms hereof with out the consent of the other Party, which consent shall not be unreasonably withheld.

15.4       Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in, this Agreement shall not prevent a similar subsequent act from constituting a breach of this Agreement. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

15.5       Export Clause.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

15.6       Independence of Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

15.7       Entire Agreement. This Agreement, along with the Exhibits hereto, contains all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the Manufacture and sale of the API and supersedes and terminates all prior agreements and understanding between the Parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

15.8       Partial Invalidity.  If any portion of this Agreement is determined to be illegal or otherwise unenforceable by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall continue to be in full force and effect according to the terms hereof.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.9       Performance Warranty.  Each Party hereby acknowledges and agrees that it shall be responsible for, and irrevocably, absolutely and unconditionally guarantees, the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s).

15.10     Headings.  The headings and captions used in this Agreement are for the convenience of reference only and shall not be construed as part of this Agreement or as a limitation on the scope of any provisions of this Agreement.

15.11     Dispute Resolution. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to any Party's rights and/or obligations hereunder.  If the Parties cannot resolve any such dispute within thirty (30) calendar days after notice of a dispute from one Party, either Party may, by notice to the other in accordance with Section 15.2, have such dispute referred to the President of NEOPROBE, or such other person holding a similar position as designated by NEOPROBE from time to time, and the President of RELIABLE, or such other person holding a similar position as designated by RELIABLE from time to time (such officers collectively, the "Executive Officers").  The Executive Officers shall meet promptly to negotiate in good faith the matter referred and to determine a resolution.  During such period of negotiations, any applicable time periods under this Agreement shall be tolled.  If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them, the Party that originally providing notice hereunder may commence litigation with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party hereto shall have any further obligation under this Section 15.11.

15.12     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri, without regard to principles of conflicts of law.

15.13     No Implied Rights.  No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except as those set forth explicitly herein.  Nothing contained in this Agreement shall impose an obligation of exclusivity on one by the other.

15.14     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.14.

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.15     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

*-*-*-*

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*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals on the date written at the beginning hereof.

Reliable Biopharmaceutical Corp.		Neoprobe Corporation

By:	/s/ Michael E. Zeleski	By:	/s/ David C. Bupp
	Name: Michael E. Zeleski		Name: David C. Bupp
	Title: President		Title: President

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A

PRODUCT SPECIFICATIONS
Product:
Formula:

Specification	Limits
[*]	[*]

[*]
Storage Condition: [*]

*Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT B

PRICE STRUCTURE FOR COMMERCIAL ORDERS

NEOPROBE shall pay RELIABLE for all API ordered hereunder on a unit price per gram basis, based on the total number of grams ordered in each Commercial Contract Year, which shall be calculated as follows:

1)  An estimated unit price per gram of API for the Commercial Contract Year shall be established prior to the commencement of such year utilizing the firm order of grams of API for Q1 (as such term is defined in the Agreement) set forth in NEOPROBE's good faith forecast submitted to RELIABLE not less than 15 days prior to the commencement of such Commercial Contract Year, on an aggregate, annualized basis and in reference to the table set forth below:

Annual Forecast Volume	Unit Price per Gram (USD)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

2)  All Commercial Orders of API during each Commercial Contract Year shall be priced at the estimated unit price per gram established in the above table in accordance with Paragraph 1 of this Exhibit B.